Promissory Note and Terms of Loan

On this date, July 9, 1997, Gaming Venture Corp., U.S.A. agrees to loan Royal Casino Group the sum of $30,000. The loan will be secured by the 10,000 shares of Gaming Venture Corp., U.S.A. stock, which Royal Casino Group currently owns.

Terms:

Royal agrees not to sell the 10,000 shares of Gaming Venture Corp., U.S.A. common stock unless it is to use the proceeds to pay off the loan.

The loan will bear 0% interest for the first three months and then convert to a loan bearing interest of 7% per year as of the beginning of the fourth month, October 10, 1997. If the loan is not paid off by October 10,1997, a payment schedule will be given to Royal Casino Group by Gaming Venture Corp., U.S.A.

Royal Casino Group can pay part or all of this loan at any time.

In the event that Royal Casino Group defaults on the loan, Royal must deliver to Gaming Venture Corp., U.S.A., the stock certificate for the 10,000 shares of Gaming Venture Corp., U.S.A. common stock and give the difference between the value of the shares and the balance of the loan including accrued interest in shares of Royal Casino Group stock with registration rights.


Signatures below is proof of acceptance of the terms and structure of this loan. A statement must be supplied showing proof of ownership of 10,000 shares of Gaming Venture Corp., U.S.A. common stock.


Alan R. Woinski